As filed with the U.S. Securities and Exchange Commission on August 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIPER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-2596878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Texas Ave., Suite 100

Midland, Texas 79701

(432) 221-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Viper Energy, Inc. Amended and Restated 2024 Long Term Incentive Plan

(Full title of the plan)

Teresa L. Dick

Executive Vice President, Chief Financial Officer and Assistant Secretary

500 West Texas Ave., Suite 100

Midland, Texas 79701

(432) 221-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven R. Green

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

PART I

EXPLANATORY NOTE

On August 19, 2025, Viper Energy, Inc. (f/k/a New Cobra Pubco, Inc.), a Delaware corporation (the “Registrant”), consummated the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated June 2, 2025, by and among the Registrant, Sitio Royalties Corp., a Delaware corporation (“Sitio”), VNOM Sub, Inc. (f/k/a Viper Energy, Inc.), a Delaware corporation (“Old Viper”) and the other parties thereto. In connection with the closing of the transactions contemplated by the Merger Agreement, the Registrant assumed the Viper Energy, Inc. Amended and Restated 2024 Long Term Incentive Plan (as amended from time to time, the “Viper LTIP”) and all issued and outstanding awards under the Viper LTIP (the “Assumed Awards”).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) with respect to shares of its Class A common stock, par value $0.000001 per share, that are issuable or may become issuable under the Viper LTIP, including pursuant to the Assumed Awards.

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Viper LTIP with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by either Old Viper (of which the Registrant is the successor) or the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)

The Registrant’s definitive joint information statement/proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on July  18, 2025, relating to the Registrant’s Registration Statement on Form S-4, originally filed with the Commission on June 30, 2025 (as amended, including all exhibits);

(b)	The Registrant’s Current Report on Form 8-K12B filed with the Commission on August 19, 2025 (other than any portion of such document deemed to be furnished but not filed);

(c)	Old Viper’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the Commission on February 26, 2025;

(d)

Old Viper’s Quarterly Reports on Form 10-Q for the fiscal quarter ending March 31, 2025, filed with the Commission on May 7, 2025, and the fiscal quarter ending June 30, 2025, filed with the Commission on August 6, 2025;

(e)

Old Viper’s Current Reports on Form 8-K filed with the Commission on January  30, 2025, February  3, 2025, February  20, 2025, April  23, 2025, May 5, 2025 (Film No.  25911152), May  20, 2025, June  4, 2025, June  12, 2025, June  30, 2025, July  11, 2025, July  23, 2025 and August 19, 2025 (other than documents or portions of those documents deemed to be furnished but not filed); and

(f)

The description of the Registrant’s Class A common stock, par value $0.000001 per share, contained in the Registrant’s Current Report on Form 8-K12B filed with the Commission on August 19, 2025, including Exhibit 4.9 thereto, and including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director or officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability of:

•	a director or officer for any breach of the director’s or officer’s duty of loyalty to the company or its stockholders;

•	a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	a director in respect of certain unlawful dividend payments or stock redemptions or repurchases;

•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; or

•	an officer in any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of the Registrant’s amended and restated certificate of incorporation provides that that no director or officer will be personally liable to the Registrant or any of the Registrant’s stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, as applicable, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Registrant’s amended and restated certificate of incorporation is to eliminate its rights and those of its stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors and officers to the Registrant or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors and officers, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors and officers on a retrospective basis.

Indemnification under Certificate of Incorporation and Bylaws

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant will, to the fullest extent authorized or permitted by applicable law, indemnify the Registrant’s current and former directors and officers, as well as those persons who, while directors or officers of the Registrant, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification conferred by the Registrant’s amended and restated certificate of incorporation is a contractual right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition; provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation also permits the Registrant, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by the Registrant’s amended and restated certificate of incorporation.

The Registrant’s amended and restated bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s amended and restated bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s amended and restated bylaws also permit the Registrant to purchase and maintain insurance, at the Registrant’s expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s amended and restated bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Indemnification Arrangements Under the Merger Agreement

The Merger Agreement provides that, for a period of six years following the completion of the mergers contemplated by the Merger Agreement (the “Mergers”), the Registrant and the surviving companies of the Mergers will, jointly and severally, indemnify, defend and hold harmless any person who is, has been, or becomes prior to the completion of the Mergers, a director, officer or employee of Sitio, Old Viper or any of their subsidiaries or who acts as a fiduciary under any Sitio employee benefit plan or Old Viper employee benefit plan or any of their respective subsidiaries (referred to as an “indemnified person”), against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual claim, action, audit, demand, suit, proceeding, investigation or other proceeding to which such indemnified person is a party or is otherwise involved based on or arising out of the fact that such person is or was a director, officer or employee of Sitio, Old Viper or any of their respective subsidiaries, a fiduciary under any employee benefit plan of Old Viper, Sitio or any of their respective subsidiaries or is or was serving at the request of Sitio, Old Viper or any of their respective subsidiaries in a similar capacity of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, as applicable, whether pertaining to any act or omission occurring or existing prior to, at or after the completion of the Mergers and whether asserted or claimed prior to, at or after the completion of the Mergers.

For six years following the completion of the Mergers, the Registrant, Sitio and Viper Energy Partners LLC, a Delaware limited liability company, will not amend, repeal or otherwise modify any provision in the organizational documents of such companies (or any of their respective subsidiaries) in any manner that would materially and adversely affect the rights thereunder of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law.

The Registrant and the surviving companies of the Mergers will indemnify any indemnified person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the Merger Agreement, relating to the enforcement of any such indemnified person’s rights with respect to indemnification under the Merger Agreement or under any charter, bylaw or contract regardless of whether such indemnified person is ultimately determined to be entitled to indemnification thereunder.

In the event that the Registrant or any of the surviving companies of the Mergers or any of their respective successors or assignees (i) consolidates or merges with another person and is not the surviving entity or (ii) transfers all or substantially all of its properties and assets to any person, then in such case, proper provisions will be made so that the successors and assigns of the Registrant or the surviving companies of the Mergers, as the case may be, will assume the indemnification obligations in the Merger Agreement. The Registrant and the surviving companies of the Mergers will not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render such entity unable to satisfy its indemnification obligations under the Merger Agreement.

Limitation of Liability and Indemnification under the Viper LTIP

The Viper LTIP provides that each member of the board of directors of the Registrant or the committee appointed by the Registrant’s board of directors to administer the Viper LTIP are entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant or its affiliates, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Viper LTIP. Members of the committee and any officer or employee of the Registrant or its affiliates, acting at the direction or on behalf of the committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Viper LTIP, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Indemnification Agreements with Viper’s Directors and Executive Officers

The Registrant has entered into indemnification agreements with each individual who currently serve as a director and/or executive officer of the Registrant. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with future directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index filed herewith and appearing immediately before the signature page hereto is incorporated by reference in this Item 8, and the exhibits listed therein are filed as a part of this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Viper Energy, Inc.

Exhibit Index

The following is a list of exhibits filed as a part of this Registration Statement.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

4.4	2024 Amended and Restated Long Term Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A of VNOM Sub, Inc. (f/k/a Viper Energy, Inc.), filed on April 25, 2024).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of Viper Energy, Inc. Class A common stock being registered.

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (included on Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP (VNOM Sub, Inc. (f/k/a Viper Energy, Inc.)).

23.3*	Consent of KPMG LLP (Sitio Royalties Corp.).

23.4*	Consent of Ryder Scott Company, L.P. (VNOM Sub, Inc. (f/k/a Viper Energy, Inc.)).

23.5*	Consent of Cawley, Gillespie & Associates, Inc. (Sitio Royalties Corp.).

24.1*	Powers of Attorney (included on signature pages hereto).

107*	Filing Fee Table

*	Filed herewith.

E-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas, on August 19, 2025.

Viper Energy, Inc.

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

S-1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kaes Van’t Hof, Austen Gilfillian, Teresa L. Dick and Matt Zmigrosky, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2025.

NAME	TITLE

/s/ Kaes Van’t Hof Kaes Van’t Hof	Chief Executive Officer (principal executive officer) and Director

/s/ Teresa L. Dick Teresa L. Dick	Chief Financial Officer (principal financial and accounting officer)

/s/ Travis D. Stice Travis D. Stice	Director

/s/ Steven E. West Steven E. West	Director

/s/ Laurie H. Argo Laurie H. Argo	Director

/s/ Spencer D. Armour, III Spencer D. Armour, III	Director

/s/ Frank C. Hu Frank C. Hu	Director

/s/ W. Wesley Perry W. Wesley Perry	Director

/s/ James L. Rubin James L. Rubin	Director

S-2